Investor Contact:	Tonya Chin
408-962-2573
tchin@shoretel.com

SHORETEL REPORTS FINANCIAL RESULTS FOR
SECOND QUARTER FISCAL YEAR 2010

Company Delivers Sequential Revenue Growth,
Reaches All-Time High for Gross Margins and Cash Position

SUNNYVALE, Calif., January 27, 2010 – ShoreTel® (NASDAQ: SHOR), the leading provider of brilliantly simple IP phone systems with fully integrated Unified Communications (UC), today announced financial results for the second quarter of fiscal year 2010, which ended December 31, 2009.

For the second quarter of fiscal year 2010, revenue was $35.5 million, up 5 percent sequentially from the first quarter of fiscal 2010 and up slightly from the second quarter of fiscal year 2009. GAAP net loss was $(2.5) million, or $(0.06) per share, compared to a GAAP net loss of $(2.3) million, or $(0.05) per share, reported in the second quarter of fiscal 2009. Excluding stock-based compensation expenses of $2.8 million and related tax adjustments, the non-GAAP net income for the second quarter of fiscal year 2010 was $0.3 million, or $0.01 per diluted share, compared to a non-GAAP net income of $0.2 million, or $0.01 per diluted share, reported in the second quarter of fiscal year 2009.

GAAP gross margins for the second quarter of fiscal year 2010 were 64.5 percent, compared with 63.1 percent during the same quarter last year. GAAP gross margins in the second quarter of fiscal year 2010 included $0.3 million in stock-based compensation charges. Non-GAAP gross margins, which exclude stock-based compensation charges, were an all-time high of 65.3 percent in the second quarter of fiscal year 2010, up from 63.8 percent in the year-ago quarter.

As of December 31, 2009, the company had $115.0 million in cash, cash equivalents and short-term investments, its highest level in company history. The company generated approximately $3 million in cash flow from operations during the quarter.

“We are seeing solid growth and an improving market even before the benefits of our strategic investments in sales, R&D, and branding are realized.  We are very pleased with our second quarter performance, having outperformed our revenue and earnings expectations, posted our all-time highest gross margins, and grown our cash balance by $3.5 million while making significant investments in our business. We also achieved double-digit growth from our national partners, and signed over 800 new customers.  Looking forward, we expect to build on this positive momentum,” said John W. Combs, chairman and chief executive officer of ShoreTel.
“Our strong second quarter combined with forecasted growth for our industry reinforces the fact that we chose the right time to make these strategic investments in our business.”

Operational Highlights for the Second Quarter of Fiscal Year 2010

ShoreTel 360 Legacy Migration Program Delivers Compelling Offering to Customers with Legacy PBX Systems

ShoreTel recently announced a growing number of enterprises have adopted its ShoreTel 360 Legacy Migration Program, choosing ShoreTel to integrate feature-rich UC capabilities in multivendor PBX environments. Customers have the flexibility to transition gradually and integrate ShoreTel’s solution across their multi-site enterprise while salvaging their legacy PBX investment. ShoreTel’s brilliantly simple cross-platform solutions have been proven in production deployments with ShoreTel front-ending legacy Nortel, Avaya, Cisco, Ericsson, Fujitsu, Mitel and NEC platforms.

Introduction of ShoreTel 10, the Newest Version of its Unified Communications (UC) Software

The Company recently introduced ShoreTel 10, the latest version of its award-winning UC software. With support for T.38 fax integration, extended multi-site capabilities, and integration with Microsoft Exchange 2007 for messaging via SIP, ShoreTel 10 is ideal for large enterprises looking to increase user productivity and integrate communications into existing investments.

Named Best IP Provider for Sixth Year in a Row

For the sixth year in a row ShoreTel was named the Best IP Telephony Provider in the Nemertes PilotHouse Awards, an end-user survey of customer satisfaction by an independent research advisory firm. For 2009, ShoreTel was rated the highest in every category, including value, customer service, technology, management tools, installation, and overall, against every competitor, including Cisco, Avaya, Nortel, Microsoft, Mitel and others. ShoreTel has rated highest in overall satisfaction every year since Nemertes began tracking IP-telephony vendor performance six years ago.

Completes Interoperability Testing with IBM Sametime Unified Telephony

During the quarter, the company completed interoperability testing with IBM Sametime Unified Telephony (SUT) to offer ShoreTel customers the option to access the advanced capabilities of SUT for collaboration and communications. With this validation, ShoreTel extends its feature-rich capabilities to organizations that use IBM SUT client and bridges the gap with seamless integration between the ShoreTel phone system and the IBM Sametime environment. UC features made available with IBM SUT include presence information so end-users can see if a contact is free to take a call, call alerts, and call routing for improved flexibility.

Business Outlook

The company is providing the following outlook for the quarter ending March 31, 2010:

•	Revenue is expected to be in the range of $33 to $36 million.

•
GAAP gross margins are expected to be in the range of 63 to 64 percent, including approximately $300,000 in stock-based compensation expenses. Non-GAAP gross margins are expected to be in the range of 63.5 to 64.5 percent.

•
GAAP operating expenses are expected to be in the range of $28.0 to $29.0 million, which includes approximately $2.5 million in stock-based compensation expenses. Non-GAAP operating expenses are expected to be in the range of $25.5 to $26.5 million.

Use of Non-GAAP Financial Measures

ShoreTel reports all financial information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult to understand if limited to reviewing only GAAP financial measures. Many investors have requested that ShoreTel disclose this non-GAAP information because it is useful in understanding the company’s performance as it excludes non-cash and other special charges that many investors feel may obscure the company’s true operating performance. Likewise, management uses these non-GAAP financial measures to manage and assess the profitability of its business and does not consider stock-based compensation expenses and other special charges and related tax adjustments in managing its core operations. ShoreTel has provided a reconciliation of non-GAAP financial measures in the tables of this press release. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures with their most directly comparable GAAP financial measure.

Conference Call Details for January 27, 2010

ShoreTel will host a corresponding conference call and live Webcast at 2:30 p.m. Pacific Standard Time on January 27, 2010. To access the conference call, dial +1-877-584-6502 for the U.S. and Canada or +1-706-679-0430 for international callers and provide the operator with the conference identification number 50727804. The Webcast will be available live in the Investor Relations section of the company’s corporate Web site at www.shoretel.com, and via replay beginning approximately two hours after the completion of the call until the company’s announcement of its financial results for the next quarter.

An audio replay of the call will also be available to investors beginning at approximately 4:30 p.m. Pacific Standard Time on January 27, 2010 until 11:59 p.m. Eastern Standard Time on February 3, 2010, by dialing +1-800-642-1687 or +1-706-645-9291 for callers outside the U.S. and Canada, and entering the conference identification number 507278104.

Legal Notice Regarding Forward-Looking Statements

ShoreTel assumes no obligation to update the forward-looking statements included in this release. This release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including, without limitation, statements by John W. Combs relating to ShoreTel’s business momentum, industry outlook, and statements in the “Business Outlook” section regarding ShoreTel’s anticipated future revenues, gross margins, operating expenses and other financial information. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The risks and uncertainties include the global economic downturn, particularly in the United States, and the uncertain impact thereof on information technology spending, the intense competition in our industry, our reliance on third parties to sell and support our products, our dependence on key suppliers and other supply and manufacturing risks, our ability to control costs, our ability to attract, retain and ramp new sales personnel, uncertainties inherent in the product development cycle, including unforeseen delays and unknown defects, uncertainty as to market acceptance of new products and services, and other risk factors set forth in ShoreTel’s Form 10-Q for the quarter ended September 30, 2009 and Form 10-K for the fiscal year ended June 30, 2009, as amended.

About ShoreTel, Inc.
ShoreTel, Inc., (NASDAQ: SHOR) is the provider of brilliantly simple Unified Communication (UC) solutions based on its award-winning IP business phone system. We offer organizations of all sizes integrated, voice, video, data, and mobile communications on an open, distributed IP architecture that helps significantly reduce the complexity and costs typically associated with other solutions. The feature-rich ShoreTel UC system offers the lowest total cost of ownership (TCO) and the highest customer satisfaction in the industry, in part because it is easy to deploy, manage, scale and use. Increasingly, companies around the world are finding a competitive edge by replacing business-as-usual with new thinking, and choosing ShoreTel to handle their integrated business communication. ShoreTel is based in Sunnyvale, California, and has regional offices in Austin, Texas, United Kingdom, Sydney, Australia and Munich, Germany. For more information, visit www.shoretel.com.

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(TABLES TO FOLLOW)

SHORETEL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
(Unaudited)

	As of	As of	As of
	December 31,	September 30,	June 30,
	2009	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	$78,778	$82,192	$73,819
Short-term investments	36,177	29,306	33,847
Accounts receivable - net	18,750	18,973	21,454
Inventories	14,498	13,068	11,805
Prepaid expenses and other current assets	3,416	3,536	3,110
Total current assets	151,619	147,075	144,035
Property and equipment - net	4,287	4,140	3,475
Other assets	8,054	7,925	8,114
Total assets	$163,960	$159,140	$155,624

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$8,800	$6,819	$7,774
Accrued liabilities and other	5,451	5,503	4,494
Accrued employee compensation	7,280	7,070	4,895
Deferred revenue	16,601	16,033	15,255
Total current liabilities	38,132	35,425	32,418

Long-term liabilities:
Long-term deferred revenue	8,058	7,581	7,236
Other long-term liabilities	2,250	2,227	2,198
Total liabilities	48,440	45,233	41,852

Stockholders' equity:

Common stock	215,568	211,478	209,238
Deferred stock compensation	(14)	(33)	(54)
Accumulated deficit	(100,034)	(97,538)	(95,412)
Total stockholders' equity	115,520	113,907	113,772

Total liabilities and stockholders' equity	$163,960	$159,140	$155,624

SHORETEL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Revenue:
Product	$27,897	$29,096	$54,740	$59,110
Support and services	7,560	6,239	14,467	12,085
Total revenues	35,457	35,335	69,207	71,195
Cost of revenue
Product (1)	9,787	10,112	19,320	20,102
Support and services (1)	2,806	2,941	5,390	5,859
Total cost of revenue	12,593	13,053	24,710	25,961
Gross profit	22,864	22,282	44,497	45,234
Gross profit %	64.5%	63.1%	64.3%	63.5%

Operating expenses:
Research and development (1)	7,835	8,423	15,032	16,217
Sales and marketing (1) (2)	12,910	11,839	24,927	23,012
General and administrative (1)	4,731	4,051	9,382	10,098
Total operating expenses	25,476	24,313	49,341	49,327
Loss from operations	(2,612)	(2,031)	(4,844)	(4,093)
Other income, net	160	(14)	288	418
Loss before provision for income taxes	(2,452)	(2,045)	(4,556)	(3,675)
Provision for income taxes	(44)	(294)	(66)	(902)
Net loss	$(2,496)	$(2,339)	$(4,622)	$(4,577)
Net loss per share available to common stockholders:
Basic	$(0.06)	$(0.05)	$(0.10)	$(0.11)
Diluted (3)	$(0.06)	$(0.05)	$(0.10)	$(0.11)

Shares used in computing net income (loss) per share available to common stockholders:

Basic	44,683	43,622	44,533	43,470
Diluted (3)	44,683	43,622	44,533	43,470

(1) Includes stock-based compensation as follows:
Cost of product revenue	$38	$37	$65	$63
Cost of support and services revenue	235	224	346	422
Research and development	805	854	1,443	1,584
Sales and marketing	918	1,014	1,617	2,012
General and administrative	844	469	1,459	1,307
	$2,840	$2,598	$4,930	$5,388

(2) Includes restructuring benefit as follows:
Sales and marketing	$-	$-	$27	$-
	$-	$-	$27	$-

(3)  Diluted net income per share and share count reflect the weighted average number of common shares used in the basic net income per share calculation plus the   effects of all potentially dilutive securities.  Potentially dilutive securities were not included in the compilation of diluted net loss per share for the periods which had a net loss because to do so would have been anti-dilutive.

SHORETEL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

GAAP gross profit	$22,864	$22,282	$44,497	$45,234
Stock-based compensation included in cost of revenue	273	261	411	485
Non-GAAP gross profit	$23,137	$22,543	$44,908	$45,719

GAAP gross profit %	64.5%	63.1%	64.3%	63.5%
Stock-based compensation included in cost of revenue	0.8%	0.7%	0.6%	0.7%
Non-GAAP gross profit %	65.3%	63.8%	64.9%	64.2%

Total GAAP operating expenses	$25,476	$24,313	$49,341	$49,327
Stock-based compensation included in operating expenses	(2,567)	(2,337)	(4,519)	(4,903)
Restructuring benefit included in operating expenses	-	-	27	-
Total non-GAAP operating expenses	$22,909	$21,976	$44,849	$44,424

GAAP net loss available to stockholders:	$(2,496)	$(2,339)	$(4,622)	$(4,577)
Adjustments for non-GAAP items	2,840	2,598	4,903	5,388
Tax effect of non-GAAP adjustments	(4)	(33)	(32)	(58)
Non-GAAP net income available to stockholders	$340	$226	$249	$753

GAAP diluted net loss per share (a):	$(0.06)	$(0.05)	$(0.10)	$(0.11)
Adjustments for non-GAAP items	0.07	0.06	0.11	0.13
Tax effect of non-GAAP adjustments	0.00	0.00	0.00	0.00
Non-GAAP diluted net income per share (a):	$0.01	$0.01	$0.01	$0.02
Shares Used in Non-GAAP diluted per share calculation	46,127	44,862	46,100	44,766

(a)
Diluted net income per share and share count reflect the weighted average number of common shares used in the basic net income per share calculation plus the effects of all potentially dilutive securities.

SHORETEL, INC.
RECONCILIATION OF GAAP TO NON-GAAP Q3 PROJECTIONS
(Amounts in thousands)
(Unaudited)

	Three Months Ending
	March 31, 2010

	High	Low
GAAP gross profit %	64.0%	63.0%
Adjustments for stock-based compensation	0.5%	0.5%
Non-GAAP gross profit %	64.5%	63.5%

Total GAAP operating expenses	$29,000	$28,000
Adjustments for stock-based compensation	(2,500)	$(2,500)
Total non-GAAP operating expenses	$26,500	$25,500